UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 9, 2007

Commission File Number:  0-21660

PAPA JOHN’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1203323
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

2002 Papa Johns Boulevard
Louisville, Kentucky  40299-2334
(Address of principal executive offices)

(502) 261-7272
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events

On March 9, 2007, Nigel Travis, President and Chief Executive Officer of Papa John’s International, Inc. (the “Company”), adopted a pre-arranged stock trading plan to sell up to a total of 400,000 shares of the Company’s common stock in order to increase his personal financial flexibility while complying with Company holding period requirements.  Under the terms of Mr. Travis’s employment agreement with the Company, he is required to hold shares issued upon his exercise of stock options, net of payment of the option exercise price and applicable taxes, commissions and fees, for a period of at least one year following the option exercise.  Under Mr. Travis’s trading plan, which includes predetermined criteria and limitations, he intends to exercise options to purchase up to 400,000 shares of stock from the Company over a period of approximately six months, commencing not sooner than March 30, 2007, and to sell the number of shares necessary to pay the option price and applicable taxes, trading commissions and fees.  Shares will be sold under the plan on the open market at prevailing market prices, subject to certain minimum price thresholds.  The trading plan is scheduled to terminate on October 5, 2007, unless it terminates sooner under plan provisions.

Mr. Travis adopted his trading plan under guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934.  Rule 10b5-1 permits persons who do not have material, nonpublic information about a company to establish pre-arranged plans to buy or sell securities of that company.  All transactions under Mr. Travis’s trading plan will be disclosed publicly as required through filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.

(Registrant)

Date: March 15, 2007	/s/ J. David Flanery
J. David Flanery
Senior Vice President and
Chief Financial Officer